Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
Lifeway Foods, Inc.
of
Up to $6,000,000 of Shares of its Common Stock
At a Purchase Price Not Less Than $8.50 Per Share and
Not More Than $9.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 25, 2017 UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Lifeway Foods, Inc., an Illinois corporation (the “Company,” “Lifeway,” “we,” “our” or “us”), is offering to purchase for cash shares of its common stock, no par value (the “shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholders of not less than $8.50 and not more than $9.50 per share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”).

We are conducting the Offer by means of a “modified Dutch auction.” We are offering to purchase up to shares having an aggregate purchase price of no more than $6 million in the Offer. On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $9.50 nor less than $8.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Offer. We will take into account the total number of shares tendered and the prices specified by tendering shareholders in determining this price. After the Expiration Date, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.05 above $8.50) (the “Purchase Price”) within the price range specified above that will allow us to buy shares having an aggregate purchase price of no more than $6 million (or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn). All shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price.

Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Shares tendered pursuant to Purchase Price Tenders will be deemed to be tendered at the minimum price of $8.50 per share for purposes of determining the Purchase Price. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

We will purchase only shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that shares are validly tendered at or below the Purchase Price having an aggregate purchase price of more than $6 million, we may exercise our right to purchase up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional shares, subject to applicable law. See Sections 1 and 16.

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Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $8.50 per share, the minimum Purchase Price pursuant to the Offer, we would purchase 705,882 shares pursuant to the Offer, which would represent approximately 4.4% of our outstanding common stock as of June 26, 2017. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $9.50 per share, the maximum Purchase Price pursuant to the Offer, we would purchase 631,578 shares pursuant to the Offer, which would represent approximately 3.9% of our outstanding common stock as of June 26, 2017.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

Our common stock is traded on the Nasdaq National Market (the “Nasdaq”) under the symbol “LWAY”. On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Offer to Purchase, dated June 26, 2017

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY (AS DEFINED HEREIN) OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company held by our directors and executive officers will increase.

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Summary of Procedures for Tendering Your Shares

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Date:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), at the address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

•	if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on July 25, 2017) in order to provide you with sufficient time to validly tender any such shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedures for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.50 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share.

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), or to Georgeson Securities Corporation, the dealer manager for the Offer, at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more requested brokers or dealers licensed under the laws of such jurisdiction. The Dealer Manager does not make any recommendation as to whether any shareholder should tender their shares.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Lifeway or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights only certain information in this Offer to Purchase. It does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase (including the documents incorporated by reference herein), the Letter of Transmittal and the other documents relating to the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

The issuer of the shares, Lifeway Foods, Inc., is offering to purchase the shares.

What will be the Purchase Price for the shares and what will be the form of payment?

We are conducting an offer by means of a “modified Dutch auction.” This procedure allows you to select the price (in increments of $0.05) within a price range specified by us at which you are willing to sell your shares. Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares of our common stock, no par value, pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not less than $8.50 and not more than $9.50 per share or (ii) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.50 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. We are offering to purchase shares having an aggregate purchase price of no more than $6 million. Promptly after 5:00 p.m., New York City time, on July 25, 2017, unless the Offer is extended or terminated (such time, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share, the Purchase Price, which will be not less than $8.50 and not more than $9.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $8.50 and not more than $9.50 per share that will enable us to purchase the maximum number of shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding $6 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all shareholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the Offer, you may elect to make a Purchase Price Tender, meaning that you tender indicating that you will accept the Purchase Price that we determine pursuant to the terms of the Offer. If you make a Purchase Price Tender, your Shares will be deemed to be tendered at the minimum price of $8.50 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $8.50 per share. On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share. See Section 1.

How many shares of common stock is Lifeway offering to purchase?

We are offering to purchase, at the Purchase Price, shares of common stock validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $6 million. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $8.50 per share, the minimum Purchase Price pursuant to the Offer, we would purchase 705,882 shares pursuant to the Offer, which would represent approximately 4.4% of our outstanding common stock as of June 23, 2017. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $9.50 per share, the maximum Purchase Price pursuant to the Offer, we would purchase 631,578 shares pursuant to the Offer, which would represent approximately 3.9% of our outstanding common stock as of June 26, 2017.

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In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an aggregate purchase price of more than $6 million, we may exercise our right to purchase up to an additional 2% of our outstanding shares of common stock without extending the Expiration Date. See Section 1.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Sections 7 and 9.

How will Lifeway pay for the shares?

The maximum aggregate purchase price for the shares purchased in the Offer will be $6 million. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses through cash and cash equivalents on hand. The completion of the Offer is not conditioned on the receipt of proceeds from any debt financing. See Sections 5, 7 and 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Date. The Offer will expire at 5:00 p.m., New York City time, on July 25, 2017, unless we extend or terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Expiration Date for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we were to extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Expiration Date for the Offer, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Date, as so extended. We can also amend or terminate the Offer, in our sole discretion at any time, subject to applicable law. See Sections 4, 7 and 16.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Date for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 10:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Date. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 16. If we extend the Offer, you may withdraw your shares until the Expiration Date, as extended. See Section 4.

What is the purpose of the Offer?

The purpose of the Offer is to return capital to our shareholders. Our Board of Directors determined that, among other things, it is in the best interests of Lifeway to repurchase shares of its common stock and that at this time the Offer is a prudent and effective way to do so. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in Lifeway. See Section 2.

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Has Lifeway or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor have the Company, the Dealer Manager, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference into, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do Lifeway’s directors or executive officers intend to tender their shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company held by our directors and executive officers will increase.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date, including, but not limited to, the following:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal; or (3) may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on June 23, 2017 shall have occurred;

•	no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

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•	no commencement or escalation, on or after June 23, 2017, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States shall have occurred;

•	no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, permits, or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, no material acceleration or worsening thereof shall have occurred;

•	no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any material merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a material merger, amalgamation, acquisition, business combination or other similar transaction;

•	we shall not have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before June 23, 2017), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 23, 2017 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us; or

•	we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq or eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of our shares outstanding and the number of record holders?

As of June 23, 2017, we had 16,154,095 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $8.50 per share, the minimum Purchase Price pursuant to the Offer, we would purchase 705,882 shares pursuant to the Offer, which would represent approximately 4.4% of our outstanding common stock as of June 23, 2017. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $9.50 per share, the maximum Purchase Price pursuant to the Offer, we would purchase 631,578 shares pursuant to the Offer, which would represent approximately 3.9% of our outstanding common stock as of June 23, 2017.

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If any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing, tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize an increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

Shares acquired pursuant to the Offer will be held as treasury shares, subject to future transfer by Lifeway unless otherwise retired.

Will the Company continue as a public company following the Offer?

Yes. The completion of the Offer is conditioned upon no determination having been made by us that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from Nasdaq or our common stock becoming eligible for termination of registration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you wish to tender all or any portion of your shares pursuant to the Offer, you must do one of the following prior to the Expiration Date:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3; or

•	if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on July 25, 2017) in order to provide you with sufficient time to validly tender any such shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.05) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $8.50 per share.

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If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.50 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share. See Section 8 for recent market prices for shares of our common stock.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedures for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your shares if you comply prior to the Expiration Date with the guaranteed delivery procedures described in Section 3.

Beneficial owners of shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners of shares wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer.

How do holders of vested stock options for shares participate in the Offer?

Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our 2015 Omnibus Incentive Plan and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Lifeway described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan and option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on July 25, 2017). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

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May holders of restricted stock awards participate in the Offer?

Holders of restricted stock awards may not tender such restricted stock in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Section 3.

In what order will Lifeway purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $6.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $6.0 million, we will purchase shares in the following order of priority:

•	first, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price and by completing the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (and not validly withdrawn prior to the Expiration Date);

•	second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Date), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $6.0 million; and

•	third, only if necessary to permit us to purchase shares having an aggregate purchase price of $6.0 million, shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Date) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price at or below the Purchase Price.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares at or below the Purchase Price prior to the Expiration Date (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on July 25, 2017. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedures for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares will likely have an earlier deadline than the Expiration Date for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

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What will happen to my shares if they are not purchased in the Offer?

The Depositary will return unpurchased shares promptly after the expiration or termination of the Offer or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

What will happen if I do not tender my shares?

Shareholders who do not participate in the Offer and do not otherwise sell their shares of common stock will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Lifeway pay for my tendered shares that are accepted for purchase pursuant to the Offer?

Upon the terms and subject to the conditions of the Offer, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00 a.m., New York time, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered shares until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s common stock?

On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act generally prohibit us and our affiliates from purchasing any shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration of the Offer.

Whether we make additional repurchases after the conclusion of the ten-business day period following the Expiration Date will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares and limitations in the agreements governing our indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

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Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.

What are the U.S. federal income tax consequences if I tender my shares?

If you are a United States Holder (as defined in Section 15), the receipt of cash from us in exchange for your shares will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for gain or loss treatment if certain requirements (described in Section 15) are satisfied or (2) a distribution in respect of stock from us if those requirements (described in Section 15) are not satisfied. If you are a United States Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Form W-9 included in the Letter of Transmittal (or other such Internal Revenue Service form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the shareholder pursuant to the Offer. See Sections 3 and 15.

        If you are a Non-United States Holder (as defined in Section 15), you generally will be subject to U.S. federal tax withholding at a rate of 30% on the gross payments received pursuant to the Offer, subject to reduction by applicable treaty or exemption for income that is effectively connected with your conduct of trade or business within the United States, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent). See Sections 3 and 15.

Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Will I have to pay a stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent for the Offer, Georgeson LLC, or the Dealer Manager for the Offer, Georgeson Securities Corporation, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical statements, this Offer to Purchase and the documents incorporated by reference herein contain “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "intend," "believe," "estimate," "expect," "future," "likely," "may," "should," “plan,” “will,” “expect,” “next,” “project,” “potential,” “continue,” “expand,” “grow,” and similar terms or terminology, or the negative of such terms or other comparable terminology. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, without limitation, those discussed in this section and Items 2 and 3 of Part I, as well as in Part II, Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, and in Part I, Item 1A, “Risk Factors” and in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

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These forward looking statements are based on management’s beliefs, assumptions, estimates and observations of future events based on information available to our management at the time the statements are made and include any statements that do not relate to any historical or current fact. These statements are not guarantees of future performance and they involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward looking statements due in part to the risks, uncertainties, and assumptions that include

•	our ability to satisfy the conditions to the Offer;

•	the price at which we ultimately determine to purchase shares in the Offer and the number of shares tendered in the Offer;

•	the terms, timing, costs and interest rate on any indebtedness incurred to fund such purchases;

•	our ability to commence and complete the Offer, including the number of shares we are able to purchase pursuant to the Offer;

•	our ability to achieve the benefits contemplated by the Offer;

•	any adverse impact that the Offer may have on us and the trading market for our common stock;

•	price competition;

•	the decisions of customers or consumers;

•	the actions of competitors;

•	changes in the pricing of commodities;

•	the effects of government regulation;

•	possible delays in the introduction of new products;

•	customer acceptance of products and services; and

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. We intend these forward looking statements to speak only at the date made. We undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the date of this Offer to Purchase, except that we will, to the extent required by Rule 13e-4 under the Exchange Act, amend the Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed.

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INTRODUCTION

To the shareholders of Lifeway Foods, Inc.:

Lifeway Foods, Inc. is offering to purchase for cash shares of its common stock, no par value. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares of common stock pursuant to (i) Auction Tenders at prices specified by the tendering shareholders in $0.05 increments of not less than $8.50 and not more than $9.50 per share or (ii) Purchase Price Tenders. We are offering to purchase shares having an aggregate Purchase Price of no more than $6.0 million.

The Offer will expire at 5:00 p.m., New York City time, on July 25, 2017, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Date”).

Promptly following the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share, the Purchase Price, which will be not less than $8.50 and not more than $9.50 per share, that we will pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and pursuant to Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.50 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per share of not less than $8.50 and not more than $9.50 per share that will enable us to purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $6.0 million. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price.

Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to validly tender shares. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder not tendering directly through DTC who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered at more than one price, unless such shares have been previously and validly withdrawn. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTIONS 7 AND 9.

THE COMPANY’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF THE COMPANY, THE COMPANY’S BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. SEE SECTION 2.

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YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $6.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $6.0 million, we will purchase shares in the following order of priority:

•	first, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price and by completing the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (and not validly withdrawn prior to the Expiration Date);

•	second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Date), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $6.0 million; and

•	third, only if necessary to permit us to purchase shares having an aggregate purchase price of $6.0 million, shares conditionally validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Date) for which the condition was not initially satisfied, by random lot, to the extent feasible (to be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you validly tender them at a price at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3. Also, see Section 3 and Section 15 regarding material U.S. federal withholding tax and income tax consequences of the Offer.

In addition, holders of vested but unexercised options to purchase shares of our common stock under our 2015 Omnibus Incentive Plan may exercise such options in accordance with the terms of our 2015 Omnibus Incentive Plan and the Company’s policies and practices, and tender in the Offer some or all of the shares issued upon such exercise. Holders of restricted stock units may not tender such restricted stock in the Offer unless and until the underlying shares have vested and the restrictions on such awards have lapsed. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Georgeson Securities Corporation, the Dealer Manager for the Offer, Georgeson LLC, the Information Agent, and Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., the Depositary for the Offer. See Section 17.

As of June 23, 2017, we had 16,154,095 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $8.50 per share, the minimum Purchase Price pursuant to the Offer, we would purchase 705,882 shares pursuant to the Offer, which would represent approximately 4.4% of our outstanding common stock as of June 23, 2017. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $9.50 per share, the maximum Purchase Price pursuant to the Offer, we would purchase 631,578 shares pursuant to the Offer, which would represent approximately 3.9% of our outstanding common stock as of June 23, 2017. See Sections 1 and 11.

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Our common stock is traded on the Nasdaq National Market (“Nasdaq”) under the symbol “LWAY”. On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1.                Number of Shares; Purchase Price; Proration

General.  Promptly following the Expiration Date, Lifeway will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $8.50 and not more than $9.50 per share) that it will pay for shares of common stock validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering shares pursuant to Auction Tenders.

The Purchase Price will be the lowest price per share of not less than $8.50 and not more than $9.50 per share that will enable Lifeway to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $6.0 million. Only shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, Lifeway will publicly announce the Purchase Price and all shareholders who have validly tendered and not validly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us in the Offer, you should validly tender your shares pursuant to a Purchase Price Tender. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.50 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share.

In addition, in accordance with the rules of the SEC, in the event that shares are validly tendered at or below the Purchase Price having an aggregate purchase price of more than $6.0 million, we may exercise our right to purchase up to an additional 2% of our outstanding shares common stock without extending the Expiration Date.

Shares acquired pursuant to the Offer will be acquired by Lifeway free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased pursuant to the Offer, shall be for the account of such shareholders. See Section 8.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions See Sections 7 and 9.

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Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $6.0 million are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $6.0 million:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

º	validly tenders and does not validly withdraw prior to the Expiration Date all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

º	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3), and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares validly tendered and not validly withdrawn prior to the Expiration Date at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $6.0 million.

•	Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $6.0 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not validly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered and not validly withdrawn all of their shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots.  The term “odd lots” means all shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by such Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering shares at or below the Purchase Price (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares at or below the Purchase Price to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the time required to verify the number of shares validly tendered and not validly withdrawn, and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of Shares tendered using the guaranteed delivery procedures. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

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As described in Section 15, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. Shares underlying existing stock options may not be conditionally tendered without such stock options first being irrevocably exercised and the shares issued in respect thereof tendered in the Offer. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.                Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer.  The purpose of the Offer is to return capital to our shareholders. Our Board of Directors determined that, among other things, it is in the best interests of Lifeway to repurchase shares of its common stock and that at this time the Offer is a prudent and effective way to do so. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the Offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in Lifeway.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAVE THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, AND THEY ARE NOT MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE INTO, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer.  Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

The Offer will reduce our “public float” (the number of shares of our common stock owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Offer. The reduction in our public float and market capitalization could also result in our no longer being included in various stock indices. Being dropped from indices could reduce demand for the shares if index funds no longer seek to hold our shares.

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As of June 23, 2017, we had 16,154,095 shares of our common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $8.50 per share, the minimum Purchase Price pursuant to the Offer, we would purchase 705,882 shares pursuant to the Offer, which would represent approximately 4.4% of our outstanding common stock as of June 23, 2017. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $9.50 per share, the maximum Purchase Price pursuant to the Offer, we would purchase 631,578 shares pursuant to the Offer, which would represent approximately 3.9% of our outstanding common stock as of June 23, 2017.

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company held by our directors and executive officers will increase.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from Nasdaq. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the Offer will not result in our common stock becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our common stock to be delisted from Nasdaq or be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer will be held as treasury shares, subject to future transfer by Lifeway unless otherwise retired.

Shareholders who do not tender may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a reduction in cash and cash equivalents in a corresponding amount.

Other Plans or Proposals.  Except as disclosed in, or incorporated by reference into, this Offer to Purchase, we currently have no plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any material change in our indebtedness or our capitalization;

•	any change in the present Board of Directors or management, including any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on Nasdaq;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to the Offer, the grant of stock options, and restricted stock awards to participants and the retention of our securities by the Company from employees or directors to satisfy our tax withholding obligations upon vesting or exercise of any stock options; or

•	any changes in our Certificate of Incorporation or Amended and Restated By-laws or other governing instruments or other actions that could impede the acquisition of control of the Company.

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Although we do not currently have any plans, other than as disclosed in, or incorporated by reference into, this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.                Procedures for Tendering Shares

Valid Tender of Shares.  For shares to be tendered validly in the Offer:

•	the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedures for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth below.

If a nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge you to contact your nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Illinois.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.05) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $8.50 per share. A tender of shares not being made through DTC using ATOP will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Shareholders who validly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $8.50 per share (which is the minimum price per share pursuant to the Offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price Tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer. On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share.

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If tendering shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.05) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the shareholder. A shareholder not tendering directly through DTC using ATOP who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. A shareholder tendering shares through DTC using ATOP who wishes to tender shares at more than one price must complete a separate ATOP transfer with respect to the shares to be tendered at each price. The same shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. It is likely that the nominee will establish an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery.  If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

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The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery.  The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Lifeway may enforce such agreement against that participant.

Guaranteed Delivery.   If a shareholder desires to tender shares in the Offer and the certificates for the shareholder’s shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Date, a validly completed and duly executed Notice of Guaranteed Delivery in the form Lifeway has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

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Stock Options. Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our 2015 Omnibus Incentive Plan and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by Lifeway described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to the exercise of vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related equity-based compensation plan and option agreement and Company policies and practices at least five business days prior to the date on which the Expiration Date is initially scheduled to occur (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on July 25, 2017). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

Restricted Stock Awards.  Holders of restricted stock awards under our 2015 Omnibus Incentive Plan may not tender the shares underlying such restricted stock awards in the Offer unless and until such shares have vested and the restrictions on the restricted stock awards have lapsed. If the restrictions on the restricted stock awards have lapsed, you may tender some or all of such shares in the Offer. See “Valid Tender of Shares” above in this Section.

Return of Unpurchased Shares.  If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the shareholder or other payee (i) properly establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a U.S. person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 15) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 15)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the Letter of Transmittal.

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Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 15.

United States Federal Withholding Tax on Payments to Non-United States Holders. As described in Section 15, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the Offer will depend upon facts that are unique to each Non-United States Holder (as defined in Section 15). Accordingly, even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other withholding agent, generally will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (a) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 15).

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. The Depositary, or other withholding agent, will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted.

As discussed in more detail in Section 15, a Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 15 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.

Additionally, a Non-United States Holder may be subject to the Foreign Account Tax Compliance Act (“FATCA”) withholding on gross proceeds payable pursuant to the Offer at a rate of 30% if such Non-United States Holder fails to properly establish an exemption from FATCA withholding on an applicable IRS Form W-8 provided to the Depositary or other withholding agent. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the third preceding paragraph. See Section 15.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by Lifeway in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Lifeway reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. Lifeway also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered shares. Lifeway also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not Lifeway waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by Lifeway. Lifeway will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of Lifeway, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

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Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Illinois.

Lost or Destroyed Certificates. If any certificate representing shares of our common stock has been lost or destroyed, the shareholder should promptly notify the Depositary. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. All other inquiries regarding the Offer should be directed to the Information Agent.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Lifeway, the Dealer Manager, the Information Agent or DTC. Any certificates delivered to Lifeway, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

4.                Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Lifeway has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on July 25, 2017. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn, the price at which such shares were tendered, if an Auction Tender is being withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. A shareholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

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All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Lifeway in its sole discretion, and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Lifeway reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not Lifeway waives similar defects or irregularities in the case of any other shareholder. None of Lifeway, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Lifeway extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to Lifeway’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Lifeway, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered or return the tendered securities promptly after the termination of the Offer).

5.                Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares validly tendered and not validly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate purchase price of up to $6.0 million for shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. We will be deemed to have purchased shares under the Offer following the last to occur of (i) acceptance for payment, (ii) final determination of the price and the proration factor and (iii) deposit of the aggregate purchase price for the shares.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until after the expiration of the period for delivery of shares tendered using the guaranteed delivery procedures. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer.

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Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.                Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 15, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the shareholder, rather than as a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that all or a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares. Shares underlying existing stock options may not be conditionally tendered without such stock options first being irrevocably exercised and the shares issued in respect thereof tendered in the Offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any shares are to be purchased. After the Expiration Date, if the number of shares validly tendered and not validly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $6.0 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, upon the terms and subject to the conditions of the Offer, we will accept the remaining shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $6.0 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares that would result in an aggregate purchase price of $6.0 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have validly tendered all of their shares.

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7.                Conditions of the Offer

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•	our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after June 23, 2017, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•	any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the preceding three bullets existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or

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•	any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the Nasdaq Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on June 23, 2017.

•	a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•	we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before June 23, 2017), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 23, 2017 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•	we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.                Price Range of Shares; Dividends

Price Range of Shares. Our common stock is traded on Nasdaq under the symbol “LWAY”.

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The following table sets forth the range of the high and low sales prices as reported by Nasdaq for the period from September 1, 2014 through June 23, 2017:

	Common Stock Price Range
Fiscal Year ended December 31, 2014	Low	High
First Quarter	$13.35	$15.99
Second Quarter	$12.59	$15.50
Third Quarter	$12.34	$14.78
Fourth Quarter	$15.00	$20.33

Fiscal Year ended December 31, 2015	Low	High
First Quarter	$16.79	$22.38
Second Quarter	$17.20	$21.90
Third Quarter	$10.16	$20.00
Fourth Quarter	$9.88	$12.56

Fiscal Year ended December 31, 2016	Low	High
First Quarter	$10.30	$13.33
Second Quarter	$8.87	$10.56
Third Quarter	$9.67	$16.94
Fourth Quarter	$10.44	$18.40

Fiscal Year ended December 31, 2017	Low	High
First Quarter	$10.31	$11.83
Second Quarter (through June 23, 2017)	$9.12	$10.25

On June 23, 2017, the last full trading day prior to our announcement of the Offer, the reported closing price of our common stock on Nasdaq was $9.36 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

Dividends. We have not paid dividends on our common stock in the past two years. However, the payment of any future dividends or the authorization of stock repurchases or other recapitalizations will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, stock price and other factors.

Share Repurchase. On September 24, 2015, the Company’s Board of Directors authorized a stock repurchase program under which the Company may repurchase up to $3,500 of common stock not to exceed an aggregate of 250 shares. Approximately $1,200 remained available under this authorized program as of March 31, 2017. The repurchase program is currently suspended, and may be suspended or discontinued at any time.

The terms of certain agreements governing our outstanding indebtedness contain certain limitations on our ability to pay dividends on, or effect repurchases of, our common stock.

9.                Source and Amount of Funds

The maximum aggregate purchase price for the shares purchased in the Offer will be $6 million. We anticipate that we will pay for the shares purchased in the Offer and the related fees and expenses through cash and cash equivalents on hand. The completion of the Offer is not conditioned on the receipt of the proceeds from any debt financing.

10.             Certain Financial Information

Historical Financial Information. We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2017. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

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Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the fiscal years ended December 31, 2015 and December 31, 2016 and the quarterly period ended March 31, 2016, certain selected ratios for such periods and our financial position as of March 31, 2017. This financial data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017. Financial data as of and for the quarterly periods ended March 31, 2017 and March 31, 2016 and the selected ratios are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. Historical results are not necessarily indicative of the results to be expected for future periods, and interim results may not be indicative of results for the full year.

In thousands except per share data	12/31/16	12/31/15	3/31/17	3/31/16
Net Sales	$123,879	$118,587	$32,117	$32,570
Income from Operations	6,085	4,403	266	1,614
Net Income	3,479	1,972	124	955
Total assets	65,876	64,918	68,572	64,693
Cash and cash equivalents	8,812	5,646	9,808	3,786
Investments & certificates of deposit	–	2,604	–	2,634
Notes payable	6,279	7,119	6,069	6,909
Total equity	48,362	45,257	48,506	45,829
Book value per share	2.99	2.79	3.00	2.83
Basic and diluted earnings per common share	0.22	0.12	0.01	0.06
Dividends per share	–	–	–	–

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11.             Certain Information Concerning the Company

Lifeway Foods, Inc. was co-founded in 1986 by Michael and Ludmila Smolyansky shortly after their emigration from Russia to the United States. Mr. and Mrs. Smolyansky were the first to successfully introduce kefir to the U.S. consumer on a commercial scale, initially catering to ethnic consumers in the Chicago, Illinois metropolitan area. In the thirty years that have followed, Lifeway has grown to become the largest producer and marketer of kefir in the U.S. and an important player in the broader market spaces of probiotic-based products and natural, "better for you" foods.

Lifeway's primary product is drinkable kefir, a fermented dairy product. Kefir has a tart and tangy taste similar to yogurt and the consistency of a smoothie. Kefir also has a slightly effervescent quality all its own. Unlike yogurt, Lifeway incorporates a unique blend of probiotic kefir cultures in the fermentation process. The probiotic feature, in concert with the base-line nutritional value of a staple beverage that is high in protein, calcium and vitamin D, and low in calories, presents a unique and differentiated taste profile.

We manufacture (or have manufactured) our products under our own brand, as well as under private labels on behalf of certain customers. Our product categories are:

•	Drinkable kefir, sold in a variety of organic and non-organic sizes, flavors, and types, including low fat, non-fat, whole milk, protein, BioKefir (a 3.5 oz. kefir with additional probiotic cultures), and Kefir with Oats.
•	ProBugs, a line of kefir products in drinkable, frozen, and freeze dried formats, designed for children.
•	Frozen Kefir, available in both bars and pint-size containers.
•	European-style soft cheeses.

The mailing address of our principal executive office is 6431 Oakton Street, Morton Grove, Illinois 60053. Our telephone number at that address is (847) 967-1010, and our website address is www.lifewaykefir.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, our agreements with them, their compensation (including stock options and restricted stock unit and restricted stock awards granted to them under the Company’s equity-based compensation plans), the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Schedule TO, of which this Offer to Purchase forms a part, with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of our website at www.lifewaykefir.com to access the Schedule TO and related documents. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

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Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference into this Offer to Purchase (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules), including the financial statements and the notes related thereto contained in those documents, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on April 10, 2017 (including those portions of our definitive proxy statement filed with the SEC on May 1, 2017 incorporated by reference therein);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 18, 2017;

•	our Current Report on Form 8-K filed with the SEC on April 26, 2017.
•	our Current Report on Form 8-K filed with the SEC on June 22, 2017.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any subsequently filed document that is deemed to be incorporated by reference into this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Lifeway Foods, Inc.

6431 Oakton Street

Morton Grove, Illinois 60053

Attn: General Counsel
Telephone: (847) 967-1010

Copies of these filings are also available, without charge, on the Investor Relations section of our website at www.lifewayfoods.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

12.             Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of June 23, 2017, we had 16,154,095 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $8.50 per share, the minimum Purchase Price pursuant to the Offer, we would purchase 705,882 shares pursuant to the Offer, which would represent approximately 4.4% of our outstanding common stock as of June 23, 2017. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $9.50 per share, the maximum Purchase Price pursuant to the Offer, we would purchase 631,578 shares pursuant to the Offer, which would represent approximately 3.9% of our outstanding common stock as of June 23, 2017.

Interests of Directors and Executive Officers. As of June 23, 2017, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 8,068,488 shares of our common stock, representing 49.9% of our outstanding shares of common stock. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Assuming the completion of the Offer, the relative ownership interest in the Company held by our directors and executive officers will increase.

The following tables set forth certain information as of June 23, 2017 certain information with respect to the beneficial ownership of the Common Stock as to (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers (“NEOs”), and (iv) all of the Company’s directors and executive officers as a group.

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Security Ownership of Certain Beneficial Owners
	Shares Beneficially Owned (b)
Name and Address (a)	Number		Percent
Ludmila Smolyansky	6,771,576	(c)	41.9%
Julie Smolyansky	1,019,068	(d)	6.3%
Edward Smolyansky	756,707	(e)	4.7%
John Waldron	2,000		*

Renzo Bernardi	14,900		*
Pol Sikar	3,000		*
Paul Lee	0		–
Jason Scher	0		–
Mariano Lozano	0		–
Danone Foods, Inc. 100 Hillside Avenue White Plains, NY 10603-2861	3,454,756	(f)	21.4%

All directors and executive officers as a group (10 persons)	8,068,488	(g)	49.9%

____________

*       Less than 1%

(a)       Unless otherwise indicated, the business address of each person named in the table is c/o Lifeway Foods, Inc., 6431 Oakton St., Morton Grove, IL 60053.

(b)       Applicable percentage of ownership is based on 16,154,095 shares of Common Stock outstanding as of June 23, 2017. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after June 23, 2017 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Common Stock shown.

(c)       Includes (i) 6,754,233 shares held by the Ludmila Smolyansky Trust 2/1/05, of which Mrs. Smolyansky is the trustee and (ii) 17,343 shares held by The Smolyansky Family Foundation, of which Mrs. Smolyansky is the trustee. Includes an aggregate of 2,855,478 shares of common stock subject to pledge in accordance with the terms and conditions of a full recourse loan agreement with a lender.

(d)       Includes (i) 16,920 shares held by Ms. Smolyansky on behalf of minor children, (ii) 2,886 shares held by Ms. Smolyansky’s spouse and (iii) 500,000 shares held by Smolyansky Family Holdings, LLC (the “Smolyansky LLC”) of which Ms. Smolyansky beneficially owns 50%. Ms. Smolyansky shares the power to vote and dispose of the shares held by the Smolyansky LLC with Mr. Smolyansky. Ms. Smolyansky disclaims beneficial ownership of the shares held by the Smolyansky LLC except to the extent of any pecuniary interest therein.

(e) Includes 500,000 shares held by the Smolyansky LLC of which Mr. Smolyansky beneficially owns 50%. Mr. Smolyansky shares the power to vote and dispose of the shares held by the Smolyansky LLC with Ms. Smolyansky. Mr. Smolyansky disclaims beneficial ownership of the shares held by the Smolyansky LLC except to the extent of any pecuniary interest therein. Includes an aggregate of 116,081 shares of common stock subject to pledge in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(f)       Based on information known to the Company.

(g)       Includes (i) 6,754,233 shares held by the Ludmila Smolyansky Trust 2/1/05, of which Ludmila Smolyansky is the trustee, (ii) 17,343 shares held by The Smolyansky Family Foundation, of which Ludmila Smolyansky is the trustee, (iii) 16,290 shares held by Julie Smolyansky on behalf of minor children, (iv) 2,886 shares held by Julie Smolyansky’s spouse and (iii) 500,000 shares held by the Smolyansky LLC of which Julie Smolyansky and Edward Smolyansky each beneficially owns 50%.

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Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date hereof.

Stock Repurchase Program. On September 24, 2015, the Company’s Board of Directors authorized a stock repurchase program under which the Company may repurchase up to $3,500,000 of common stock not to exceed an aggregate of 250,000 shares. Approximately $1,200,000 remained available under this authorized program as of March 31, 2017. The repurchase program has no expiration date, is currently suspended, and may be discontinued at any time.

Stock Options. In December 2015, Lifeway shareholders approved the 2015 Omnibus Incentive Plan, which authorized the issuance of an aggregate of 3,500,000 shares to satisfy awards of stock options, stock appreciation rights, unrestricted stock, restricted stock, restricted stock units, performance shares and performance units. At March 31, 2017, 3,448,000 shares remain available under the Omnibus Incentive Plan. The Company has not established a pace for the frequency of awards under the Omnibus Incentive Plan, and may choose to suspend the issuance of new awards in the future and may grant additional awards at any time including issuing special grants of restricted stock, restricted stock units, and stock options to attract and retain new and existing executives.

The following table summarizes stock option activity during the three months ended March 31, 2017:

	Options	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value

Outstanding at December 31, 2016	45,000	$10.45
Granted	–	$–
Exercised	–	$–
Forfeited	–	$–
Outstanding at March 31, 2017	45,000	$10.45	9.00	$13,000
Exercisable at March 31, 2017	20,000	$10.77	8.90	$(1,000)

For the three months ended March 31, 2017 and 2016 total pre-tax stock-based compensation expense recognized in the consolidated statements of income and comprehensive income was $15,000 and $21,000 respectively. For the three months ended March 31, 2017 and 2016 tax-related benefits of $6,000 and $8,000 were also recognized. As of March 31, 2017, the total remaining unearned compensation related to non-vested stock options was $45,000, which is expected to be amortized over the weighted-average remaining service period of 1.29 years.

We measure the fair value of stock options using the Black-Scholes option pricing model. The expected term of options granted was based on the weighted average time of vesting and the end of the contractual term. We utilized this simplified method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

Restricted Stock Units

Pursuant to the 2015 Omnibus Incentive Plan, Lifeway granted 2,000 Restricted Stock Units (“RSUs”) to certain key employees in December 2016. An RSU represents the right to receive one share of common stock in the future. RSUs have no exercise price.

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The following table summarizes RSU activity during the three months ended March 31, 2017:

RSU’s

Outstanding at December 31, 2016	2,000
Granted	–
Shares issued upon vesting	–
Forfeited	–
Outstanding at March 31, 2017	2,000
Weighted average grant date fair value per share	$10.54

We expense RSU’s over the service period. For the three months ended March 31, 2017 and 2016 total pre-tax stock-based compensation expense recognized in the consolidated statements of income and comprehensive income was $5,000 and $0, respectively. For the three months ended March 31, 2017 and 2016 tax-related benefits of $2,000 and $0 were also recognized. As of March 31, 2017, the total remaining unearned compensation related to non-vested RSU’s was $16,000 which is expected to be amortized over the weighted-average remaining service period of 0.91 years.

Incentive Compensation

In March 2016 Lifeway established an incentive-based compensation program (the “2016 Plan”) for certain senior executives and key employees (the “participants”). The incentive compensation was based on the achievement of certain sales and EBITDA performance levels versus respective targets in 2016. Under the 2016 Plan, the senior executives had the opportunity to earn cash and equity-based incentive compensation in amounts ranging from $0 to $4,000,000 for fiscal 2016 depending on the performance levels compared to the respective targets. For the three months ended March 31, 2016, bonuses of $560,000 were accrued under the 2016 Plan.

In January 2017, Lifeway established an incentive-based compensation program (the “2017 Plan”) for certain senior executives and key employees (the “participants”). The number of participants under the 2017 Plan was expanded from the 2016 Plan. Under the 2017 Plan, incentive compensation is based on (a) the achievement of certain sales and EBITDA performance levels versus respective targets in 2017, and (b) for certain senior executives, the achievement of individual performance objectives. Under the 2017 Plan, collectively the participants may earn cash and equity based incentive compensation in amounts ranging from $0 to $11,025,000 depending on the Company’s performance levels compared to the respective targets and the senior executive’s performance compared to their individual objectives. The equity portion of the incentive compensation is payable in restricted stock that vests one-third in each of the three years from the 2017 grant dates. For the three months ended March 31, 2017, $1,022,000 was accrued under the 2017 Plan, of which $542,000 was recorded as cash bonus expense and $480,000 was recorded as stock-based compensation expense in the consolidated statements of income and comprehensive income.

Retirement Benefits. The Company has a defined contribution plan which is available to substantially all full-time employees. Under the terms of the plan the Company matches employee contributions under a prescribed formula. For the three months ended March 31, 2017 and 2016 total contribution expense recognized in the consolidated statements of income and comprehensive income was $103,000 and $82,000 respectively.

Employment Agreements.

Certain of our NEOs are subject to employment agreements.

Julie Smolyansky has an employment agreement (the “Employment Agreement”) with the Company pursuant to which she serves as Chief Executive Officer. Pursuant to the Employment Agreement, Ms. Smolyansky is entitled to an annual base salary and an annual bonus subject to such incentive bonus targets and plans which the Company may adopt from time to time. In 2016 and 2017, Ms. Smolyansky was entitled to receive an annual base salary of $1,000,000, an amount that the Compensation Committee reviews annually. In 2016 and 2017, the Compensation Committee has set bonus targets in compliance with its 2015 Omnibus Incentive Plan and applicable IRS regulations governing performance-based compensation. In the event that (a) Ms. Smolyansky is terminated other than for Cause (as defined therein) or (b) Ms. Smolyansky terminates her employment for Good Reason (as defined therein) or death, then Ms. Smolyansky is entitled to a lump sum payment consisting of (y) twice her then-current base salary and (z) the aggregate of the annual bonus for which she is then eligible under the Employment Agreement and any plans.

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Edward Smolyansky serves as Chief Operating Officer of the Company and is not subject to an employment agreement. Pursuant to the terms of his employment set by the Compensation Committee, Mr. Smolyansky is entitled to an annual base salary and an annual bonus subject to such incentive bonus targets and plans which the Company may adopt from time to time. In 2016 and 2017, Mr. Smolyansky was entitled to receive an annual base salary of $1,000,000, an amount that the Compensation Committee reviews annually. In 2016 and 2017, the Compensation Committee has set bonus targets in compliance with its 2015 Omnibus Incentive Plan and applicable IRS regulations governing performance-based compensation. Mr. Smolyansky is not subject to any severance or change-in-control arrangements.

John Waldron serves the Company pursuant to an employment agreement dated as of April 21, 2017. The agreement is effective for a term of one year from January 1, 2017 and renews automatically for successive terms of one year, unless pursuant to the agreement it is terminated earlier or the Compensation Committee gives timely notice of non-renewal. Mr. Waldron’s base salary was $325,000 in 2016, is $400,000 in 2017, and is subject to annual review by the Compensation Committee. Pursuant to the agreement, Mr. Waldron is also eligible for certain cash, equity and other incentive awards, in the sole discretion of the Board, based on the satisfaction of certain pre-established performance goals established by the Compensation Committee. In 2016 and 2017, the Compensation Committee has set bonus targets in compliance with its 2015 Omnibus Incentive Plan and applicable IRS regulations governing performance-based compensation. The Company may terminate Mr. Waldron’s employment for any lawful reason, with or without Cause, and Mr. Waldron may resign for or without Good Reason (each as defined in the employment agreement).

2015 Omnibus Incentive Plan Change of Control Provisions.

Pursuant to Article 16.1 and 16.2 of the 2015 Omnibus Incentive Plan, if, prior to the vesting date of an Award under the 2015 Omnibus Incentive Plan, a Change of Control occurs and the NEO receives neither (i) a Replacement Award nor (ii) payment for the cancellation and termination of the Award, then all then-outstanding and unvested Stock Options, Stock Appreciation Rights, and Awards whose vesting depends merely on the satisfaction of a service obligation by the NEO shall vest in full and be free of vesting restrictions.

Pursuant to Article 16.3 of the 2015 Omnibus Incentive Plan, upon an NEOs termination of employment other than for Cause in connection with or within two years after a Change of Control, then (i) all Replacement Awards shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Stock Options and Stock Appreciation Rights held by the NEO on the date of termination that were held on the date of the Change of Control shall remain exercisable for the term of the Stock Option or Stock Appreciation Right.

Capitalized terms used in this section but not defined herein have the meanings assigned to them in the 2015 Omnibus Incentive Plan.

There are no other agreements with the NEOs that provide for payments in connection with resignation, retirement, termination of employment or change in control other than the Employment Agreements described above.

General.  Except as described in, or incorporated by reference into, this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, to the extent required by SEC rules, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

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13.             Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of our shareholders. As a result, trading of a relatively smaller volume of shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based on the published guidelines of Nasdaq and the conditions of the Offer, we do not believe that our purchase of shares pursuant to the Offer will result in the delisting of our common stock from Nasdaq. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause our common stock to be delisted from Nasdaq or be eligible for deregistration under the Exchange Act. See Section 7.

Our common stock are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be eligible for deregistration under the Exchange Act. See Section 7.

14.             Legal Matters; Regulatory Approvals

In a letter dated May 19, 2016, the Company received a request to voluntarily produce documents in connection with a confidential, informal inquiry by the Division of Enforcement of the SEC concerning the Company’s internal controls, disclosure controls procedures, and internal control over financial reporting for fiscal years 2013 through the date of the letter. The SEC has informed the Company that the inquiry should not be construed as an indication that any violation of any federal securities law has occurred or as a reflection upon the merits of any person, company, or securities involved. Since receiving the letter, the Company has been cooperating with the SEC and will continue to do so.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Our obligation to accept for payment and pay for shares pursuant to the Offer is subject to various conditions. See Section 7.

15.             Material U.S. Federal Income Tax Consequences

The following discussion is a summary of certain material U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for United States federal income tax purposes (or their investors or beneficiaries), controlled foreign corporations, passive foreign investment companies, persons holding shares as part of a hedging transaction, integrated transaction, conversion transaction or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

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This summary is based on the Code and applicable United States Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual citizen or resident alien of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither a United States Holder nor a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares, the tax treatment of a partner or other owner will generally depend upon the status of such person and the activities of the partnership or other entity. A partnership holding shares and partners in such partnership should consult their own tax advisors about the United States federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

Each shareholder is advised to consult its own tax advisor to determine the United States federal, state, local, foreign and other tax consequences to it of the Offer.

Treatment of the Sale of Shares

Under Section 302 of the Code, a sale of shares for cash by a shareholder pursuant to the Offer will be treated as a “sale or exchange” of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering shareholder, only if the sale:

•	results in a “complete termination” of such shareholder’s equity interest in us,

•	results in a “substantially disproportionate” redemption with respect to such shareholder, or

•	is “not essentially equivalent to a dividend” with respect to the shareholder.

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In determining whether any of these tests have been met, a shareholder must take into account not only the shares that the shareholder actually owns, but also the shares that the shareholder constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a shareholder will be considered to own those shares owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as shares the shareholder has an option to purchase. Shareholders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The purchase of a shareholder’s shares by us in the Offer will result in a “complete termination” of the shareholder’s equity interest in us if either (1) all of the shares in us actually and constructively owned by the shareholder are exchanged for cash pursuant to the Offer or (2) all of the shares in us actually owned by the shareholder are exchanged for cash pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of all shares in us constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. A shareholder may also satisfy the “complete termination” test if, in the same transaction, some of its shares in us are redeemed and all of the remainder of its shares in us are sold or otherwise transferred to a third party so that after the transaction the shareholder no longer owns (actually or constructively) any shares in us. Shareholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

A sale of shares by a shareholder will be a substantially disproportionate redemption with respect to a shareholder if (1) the shareholder’s percentage ownership of our outstanding voting stock (including all classes that carry voting rights) is reduced immediately after the redemption to less than 80% of its percentage interest in such stock immediately before the redemption; (2) the shareholder’s percentage ownership of our outstanding common stock (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership immediately before the redemption; and (3) the shareholder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote.

A sale of shares by a shareholder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” of the shareholder’s proportionate interest in us. Whether a shareholder meets this test will depend on the shareholder’s particular facts and circumstances, as well as the relative percentage of the shares tendered by such shareholder and each of the other shareholders. However, the IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” In the event that other shareholders exchange a greater percentage of their shares pursuant to the Offer than a particular shareholder, a shareholder’s interest in us may increase immediately following the Offer even if that shareholder exchanges shares for cash pursuant to the Offer and such shareholder does not (actually or constructively) acquire any other shares.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause us to accept fewer shares than are tendered. This in turn may affect the shareholder’s U.S. federal income tax consequences. In particular, this could affect the shareholder’s ability to satisfy one of the Section 302 tests. In any event, no assurance can be given that a shareholder will be able to determine in advance whether its disposition of shares pursuant to the Offer will be treated as a sale or exchange under Section 302 of the Code.

Section 302 and the related regulations and guidance are complex. Shareholders should consult their own tax advisors regarding the proper treatment of a disposition of shares pursuant to the Offer in light of the shareholder’s particular circumstances.

United States Holders

If a United States Holder’s sale of shares pursuant to this Offer is treated as a sale or exchange for U.S. federal income tax purposes, such United States Holder will recognize capital gain or loss equal to the difference between (i) the amount received, and (ii) the United States Holder’s adjusted tax basis in the shares that are sold pursuant to the Offer. Such gain or loss will generally be long-term capital gain or loss if the United States Holder’s holding period for the shares sold exceeds one year at the time of the sale. Long-term capital gains of a non-corporate United States Holder are currently eligible for reduced rates of U.S. federal income taxation. A United States Holder’s ability to deduct capital losses is subject to certain limitations.

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If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests under Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current and accumulated earnings and profits as determined under United States federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders may be eligible for preferential rates on dividend income and corporate United States Holders may be eligible for a dividends received deduction with respect to dividend income. Corporate United States Holders will also be subject to the “extraordinary dividend” provisions of Section 1059 of the Code.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares (as described above). Any remaining adjusted tax basis in the shares exchanged in the Offer will be transferred to any other shares continued to be held by the United States Holder. No loss will be recognized by a United States Holder if its sale of shares pursuant to the Offer is treated as a distribution with respect to the shares under Section 302 of the Code.

An additional 3.9% tax is imposed on the “net investment income” of certain United States citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares, less certain deductions. You should consult your tax advisor with respect to this additional tax.

Non-United States Holders

As discussed above under “Treatment of the Sale of Shares”, the U.S. federal income tax treatment of the sale of shares pursuant to the Offer will depend on whether a shareholder satisfies one of the tests under Section 302 of the Code. If the sale is treated as a “sale or exchange” of shares for U.S. federal income tax purposes, a Non-United States Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale of shares pursuant to the Offer unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.

Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are/have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (a) the period during which the Non-United States Holder held such shares or (b) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. We do not believe that we have been or will be a United States real property holding corporation at any time during the five-year period preceding the exchange of shares pursuant to the Offer.

If, however, a Non-United States Holder does not satisfy any of the Section 302 tests described above, the full amount received by the Non-United States Holder with respect to our purchase of shares pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on facts and circumstances that are unique to each Non-United States Holder, the Depositary or other withholding agent will generally treat distributions received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends, and such dividends will generally be subject to withholding of United States federal income tax at the rate of 30%, unless (1) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (2) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder).

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To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. The Depositary, or other withholding agent, will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted. If any amounts withheld exceed the Non-United States Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS, including because such Non-United States Holder meets one of the tests of Section 302 of the Code described above that would characterize the transaction as an exchange (as opposed to a distribution).

Pursuant to FATCA and the regulations promulgated thereunder, the official interpretations thereof or any intergovernmental agreement (or guidance thereunder) entered into pursuant thereto, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain United States-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” Because the Depositary or other withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends, such amounts will be treated as withholdable payments and payments to a foreign financial institution or other foreign entity that does not properly establish an exemption from FATCA withholding on IRS Form W-8BEN, W-8BEN-E or other applicable form will be subject to the FATCA withholding tax. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the second preceding paragraph.

Backup Withholding.

See Section 3, “Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding to any sale of shares pursuant to the Offer.

Non-Participation in the Offer

Shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws. Shareholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

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16.             Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to shareholders pursuant to the Offer or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 10:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a public news release through a wire service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•

we increase the maximum price to be paid for shares above $9.50 per share or decrease the minimum price to be paid for shares below $8.50 per share or otherwise change the price range to be paid for shares in the Offer or increase or decrease the aggregate purchase price offered for shares being sought in the Offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares of common stock; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 16, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 16. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

17.             Fees and Expenses

We have retained Georgeson Securities Corporation to act as the Dealer Manager in connection with the Offer. No commission will be paid to the Dealer Manager. We will pay the Dealer Manager a reasonable and customary fee for the services it provides. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify each of them against liabilities in connection with the Offer, including liabilities under the U.S. federal securities law.

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In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities including the shares. Additionally, the Dealer Manager and its respective affiliates may from time to time hold shares in their proprietary accounts, and, to the extent they own shares in these accounts at the time of the Offer, the Dealer Manager may tender the shares pursuant to the Offer.

We have also retained Georgeson LLC to act as Information Agent and Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

18.             Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more requested brokers or dealers licensed under the laws of such jurisdiction.

After the completion of the Offer, we may purchase shares in the open market subject to market conditions, or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

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Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning Lifeway.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Lifeway or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

June 26, 2017

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company who wishes to tender shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By First Class Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Registered, Certified or Express Mail, or Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll-Free: (800) 676-0194

The Dealer Manager for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call: (212) 440-9107

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